Exhibit 10.2

TECHNOLOGY LICENSE AGREEMENT FOR THE

MANUFACTURE OF DENUFOSOL

This Agreement, made and entered into on September 25, 2009 by and between INSPIRE PHARMACEUTICALS, INC. (“Inspire”), 4222 Emperor Boulevard, Suite 200, Durham, NC 27703-8030 U.S.A and YAMASA CORPORATION (“Yamasa”), 10-1, Araoicho 2-chome, Choshi-shi, Chiba-ken, 288-0056 Japan.

WITNESSETH:

WHEREAS, Yamasa possesses patents, patent applications, technical information, know-how and data which Yamasa has developed, with respect to the manufacture of Denufosol;

WHEREAS, Inspire desires to be granted by Yamasa a right to use the Technical Information for the manufacture of Denufosol, and Yamasa is willing to grant such right to Inspire to have Specific Second Supplier and Partner manufacture Denufosol; and

NOW, THEREFORE, in consideration of the aforesaid premises and the mutual covenants herein contained, and intending to be legally bound, the parties hereto agree as follows:

ARTICLE 1 DEFINITIONS

1.1. The term “Denufosol” means P1-(2’-deoxycytidine 5’-)P4-(uridine 5’)tetraphosphate tetrasodium (denufosol tetrasodium, INS37217, dCP4U ) which is to be used as an active pharmaceutical ingredient of drug.

1.2. The term “Formulated Drug Product” means any pharmaceutical formulation containing Denufosol as an active pharmaceutical ingredient.

1.3. The term “Technical Information” means inventions, patents, patent applications, technical information, know-how, engineering and other data, and proprietary knowledge described and listed in Appendix-1 attached hereto as are owned and controlled by Yamasa, which pertain to Current Denufosol Manufacturing Process. The term “Current Denufosol Manufacturing Process” means the current manufacturing process of Denufosol, including the process validation thereof which is to be completed by Yamasa in accordance with Section 5.6. Notwithstanding above, it is agreed that Technical Information does NOT include Yamasa’s future improvements of the Technical Information and Current Denufosol Manufacturing Process does NOT include manufacturing process of raw materials such as 2’-deoxycytidine 5’-monophosphate and uridine 5’-monophosphate.

1.4. The term “Specific Second Supplier” means a supplier of the Denufosol designated by Inspire and is informed to Yamasa by Inspire.

1.5. The term “Partner” means a company which carries out the regulatory filing for selling of the Formulated Drug Product in countries other than North America. Inspire shall inform Yamasa of the company name, address and other corporate information with prior written notice.

1.6.	The term “Effective Date” means September 25, 2009 on which this Agreement shall come into full force and effect.

1.7. The term “Licensed Rights” means all intellectual property and proprietary knowledge related to Technical Information or to Denufosol compound or the Current Denufosol Manufacturing Process, including as characterized and validated under this Agreement, that are owned or controlled by Yamasa or its Affiliates as of the Effective Date and after the Effective Date up to the date on which Yamasa completes the process validation in accordance with Section 5.6. It is agreed that Licensed Rights do not include (a) Yamasa’s manufacturing technologies other than (i) Technical Information and (ii) developments of Current Denufosol Manufacturing Process done up to the date on which Yamasa completes the process validation in accordance with Section 5.6 or (b) Yamasa’s future improvements of Technical Information.

1.8. The term “Affiliate” means any company or entity controlled by, controlling, or under common control with a party hereto for as long as such control exists. As used in this Section 1.8, “control” means: (a) to possess, directly or indirectly, the power to direct the management and policies of such company or entity, whether through ownership of voting securities or by contract relating to voting rights or corporate governance; or (b) direct or indirect ownership of at least fifty percent (50%) of the voting securities or interests in such company or entity.

ARTICLE 2 GRANT OF LICENSE

2.1. Subject to the terms and conditions hereof, during the term of this Agreement, Yamasa hereby grants to Inspire the exclusive, worldwide, royalty-free right and license under the Technical Information and the Licensed Rights to sell, offer for sale, make, have made, use and import Denufosol and Formulated Drug Product. The foregoing right and license shall be fully sublicensable, except that sublicensing of the right to make and have made Denufosol shall be subject to the strict limitations stated in Section 2.2.

2.2. Notwithstanding above Section 2.1, during the term of this Agreement, Inspire shall neither (A) make nor have a third party make Denufosol under the Technical Information and the Licensed Rights, nor (B) sublicense the right and license under the

Technical Information and the Licensed Rights to make or have made Denufosol, except (exception to the above A and B) sublicensing (i) to a Specific Second Supplier for selling Denufosol to Inspire or to a Partner, and (ii) to a Partner for manufacturing of Denufosol by Partner, provided that (1) the Specific Second Supplier and/or the Partner acknowledge the obligation of Inspire in this Agreement and follow Inspire’s obligation in this Agreement and (2) Inspire shall not purchase from Partner Denufosol and Formulated Drug Product containing Denufosol manufactured by Partner.

2.3. Notwithstanding above Sections 2.1 and 2.2, it is explicitly agreed that Yamasa reserves the right under the licenses granted in such sections (i) to use the Technical Information and to practice the Licensed Rights to manufacture Denufosol for selling Denufosol to Inspire or Partner, (ii) to use the Technical Information and to practice the Licensed Rights to manufacture, sell, and offer for sale any other products, (iii) to have a third party use the Technical Information and practice the Licensed Rights to manufacture Denufosol for selling Denufosol to Inspire or Partner and, (iv) to have a third party use the Technical Information and practice the Licensed Rights to manufacture, sell, and offer for sale any other products on behalf of Yamasa.

ARTICLE 3 DESIGNATION OF SPECIFIC SECOND SUPPLIER AND PARTNER

3.1. During the term of this Agreement, Inspire may designate only a single supplier at a time as the Specific Second Supplier to manufacture Denufosol for and on behalf of Inspire or a Partner, provided that (i) the Specific Second Supplier sells all of the manufactured Denufosol to Inspire or a Partner, (ii) the Specific Second Supplier assumes the same responsibility Inspire assumed by this Agreement, and (iii) Inspire notifies Yamasa of the designation with prior written notice.

3.2. If a new supplier is designated as Specific Second Supplier, then the old supplier ceases to be Specific Second Supplier at the time of the designation of the new supplier, and Inspire shall inform Yamasa of the substitution of Specific Second Supplier with prior written notice and Inspire no longer has a right to have the old supplier manufacture Denufosol.

3.3. During the term of this Agreement, Inspire may designate only a single company at a time as the Partner to manufacture Denufosol, provided that (i) the Partner assumes the same responsibility Inspire assumed by this Agreement, and (ii) Inspire notifies Yamasa of the designation with prior written notice.

ARTICLE 4 PAYMENT OF MILESTONES

4.1. In consideration of the grant of the right and license hereunder and the mutual covenants undertaken by the parties, Inspire shall pay to Yamasa the non-refundable milestones (hereinafter referred to as the “Milestones”) as follows:

i) the sum of three hundred million Japanese Yen (¥300,000,000) within thirty (30) days of Effective Date;

ii) the sum of three hundred million Japanese Yen (¥300,000,000) within thirty (30) days after the receipt by December 31, 2010, or the later day described in Section 5.6, of process validation report prepared by Yamasa in a customary form and demonstrating validation in compliance with the pre-determined validation requirements as agreed by Yamasa and Inspire (the completion of process validation by Yamasa);

iii) the sum of four hundred million Japanese Yen (¥400,000,000) within thirty (30) days after both the acceptance of pre-approval inspection of Denufosol at Yamasa by FDA and the approval of New Drug Application of Formulated Drug Product at Inspire by FDA. Acceptance of pre-approval inspection of Denufosol at Yamasa by FDA will be deemed to have occurred upon receipt by Yamasa of official correspondence from FDA stating that Yamasa’s facility has been approved for the manufacture of Denufosol.

In no event will the aggregate payment obligation of Inspire under this Agreement exceed one billion Japanese Yen (¥1,000,000,000). Upon satisfaction of Inspire’s Milestone payment obligations, the right and license granted under Section 2.1 will become fully paid-up and irrevocable.

4.2. No taxes shall be deducted from payments except that Inspire may withhold from any amounts payable hereunder the tax which is required to be withheld by applicable laws. Yamasa shall cooperate with Inspire and take commercially reasonable actions in order to (a) file certificates and other documentation with taxing authorities and (b) obtain a reduction or elimination of, or credit for, taxes relating to this Agreement. Without limitation of the generality of the foregoing, in order to eliminate the obligation to withhold taxes under the United States-Japan New Income Tax Treaty effective as of March 30, 2004 (hereinafter referred to as “New Treaty”), Yamasa may complete the New Application Form for Income Tax Convention and the Attachment Form For Limitation On Benefits Article and send them to Inspire. Inspire agrees that, once Yamasa has taken all steps necessary for applying the New Treaty timely and completely as provided in this Section, Inspire will not withhold such taxes. If, however, Inspire determines it is required by applicable law to withhold tax, and tax is withheld and paid by Inspire to the appropriate tax authority, then Inspire shall provide Yamasa with an official tax receipt or other evidence issued by the above tax authority to support a claim for credit by Yamasa within thirty (30) days of Inspire’s receipt of the official tax receipt or the evidence from the tax authority.

4.3. The payment shall be deemed to be late if made after the payment due date. Late payments shall bear interest at the rate of 1.0% per month beginning thirty (30) days after the payment due date until Inspire pays such amount with all accrued interest to Yamasa. Failure to pay the Milestones plus accumulated interest within sixty (60) days from the payment due date shall be a material breach of this Agreement.

ARTICLE 5 TECHNICAL INFORMATION, PROCESS VALIDATION, AND PRE-APPROVAL INSPECTION

5.1. No later than thirty (30) days from the Effective Date, Yamasa shall provide Inspire with Technical Information prepared in English, which shall be as listed in Appendix-1, as well as copies of Japanese documents from which the English version of the Technical Information was prepared. Notwithstanding above, the Development Report No.5 listed in item 9 of Appendix-1 shall be provided to Inspire shortly after Yamasa finalizes the report (but no later than December 31, 2009). Yamasa will provide samples from the Current Denufosol Manufacturing Process upon Inspire’s reasonable request in order to facilitate understanding of the process, provided Yamasa has such samples at the time of the request by Inspire without performing additional manufacturing to prepare such samples. If Inspire makes a request for such samples after the date on which Yamasa completes the process validation in accordance with Section 5.6, the parties will discuss, in good faith, regarding (i) whether Yamasa accepts such request, and (ii) commercially reasonable terms that may be appropriate in connection with such request, if Yamasa accepts such request.

5.2. Inspire and Yamasa agree that Yamasa will provide technical support to Inspire by sending documents listed in Appendix-1 and under Section 5.1 and making available to Inspire, until the later of (i) the date on which Yamasa completes the process validation in accordance with Section 5.6 and (ii) the completion of process validation of Denufosol at Specific Second Supplier, knowledgeable personnel of Yamasa for purposes of reasonably necessary consulting with Inspire regarding the Technical Information and any other technical information, know-how, data, records and proprietary knowledge associated with Denufosol and its manufacture as of the Effective Date or after the Effective Date but on or prior to the date on which Yamasa completes the process validation in accordance with Section 5.6, in order to enable Inspire to understand fully the Current Denufosol Manufacturing Process, including as characterized and validated under this Agreement.

5.3. The technical support to Specific Second Supplier and Partner of Denufosol shall be completed by Inspire at Inspire’s expense.

5.4. If Inspire wishes to invite employees or agents of Inspire (“Inspire Staff”) to the facility of Yamasa in order to help the technical transfer from Inspire to Specific Second Supplier or Partner, including for examination of Yamasa’s facilities, processes and Technical Information and other records regarding manufacture of Denufosol and consulting with Yamasa personnel involved in manufacture of Denufosol, it shall have the right to do so upon thirty (30) days prior written notice to Yamasa. Inspire shall discuss with Yamasa of date and period of invitation, number of Inspire Staff to be invited, training program, observation schedules, etc. (“Invitation Terms and Conditions”) in advance. Yamasa shall discuss such Invitation Terms and Conditions in good faith, with Inspire. Subject to the foregoing, Inspire shall send Inspire Staff to Yamasa only when Inspire and Yamasa reach an agreement on Invitation Terms and Conditions. Inspire agrees that Inspire shall not invite Inspire Staff to the facility of Yamasa after the later of (i) the date on which Yamasa completes the process validation in accordance with Section 5.6 and (ii) the completion of process validation of Denufosol at Specific Second Supplier.

5.5.	Inspire guarantees that the Inspire Staff fully understand and follow Inspire’s obligation of this Agreement.

5.6. Yamasa and Inspire will develop a Denufosol validation protocol and report. Yamasa will characterize and validate the Denufosol manufacturing process as demonstrated by successfully completing three (3) validation batches meeting pre-determined validation requirements as agreed by Yamasa and Inspire. Yamasa will use best efforts to complete process validation and submit the final report to Inspire by (a) December 31, 2010 or (b) if a later date is mutually agreed in writing by Yamasa and Inspire, such later date.

5.7. Yamasa will use best efforts to cooperate with Inspire in a reasonable and timely manner in preparation for pre-approval inspection of Denufosol manufacture at Yamasa by FDA.

ARTICLE 6 DISCLAIMER

EXCEPT AS SET FORTH IN SECTION 8.5, YAMASA HEREBY EXPRESSLY DISCLAIMS ANY AND ALL WARRANTIES OF ANY KIND OR NATURE, WHETHER EXPRESS OR IMPLIED, RELATING TO LICENSED PATENT RIGHTS, LICENSED KNOW-HOW, LICENSED TECHNICAL INFORMATION AND LICENSED DATA, INCLUDING, WITHOUT LIMITATION, ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NONINFRINGEMENT, OR VALIDITY, PATENTABILITY OR ENFORCEABILITY OF LICENSED PATENTS.

EXCEPT AS SET FORTH IN SECTION 7.3, YAMASA SHALL NOT BE LIABLE TO INSPIRE, ITS AFFILIATES, PARTNER, AND SPECIFIC SECOND SUPPLIER FOR CLAIMS, ACTIONS AND DAMAGES ARISING FROM OR IN CONNECTION WITH LICENSED PATENTS, LICENSED KNOW-HOW, LICENSED TECHNICAL INFORMATION AND LICENSED DATA.

NEITHER PARTY WILL BE ENTITLED TO CLAIM AGAINST, AND TO RECOVER FROM, THE OTHER PARTY ANY SPECIAL, INCIDENTAL,

CONSEQUENTIAL OR PUNITIVE DAMAGES IN CONNECTION WITH THIS AGREEMENT.

ARTICLE 7 INDEMNIFICATION

7.1. Inspire shall indemnify and hold harmless Yamasa and their directors, officers, agents and employees (hereinafter collectively referred to as “Yamasa Indemnitees”) from and reimburse Yamasa Indemnitees for, any and all (i) claims, disputes, suits, liabilities (including, but not limited to, product liabilities) which may be incurred with respect to Denufosol manufactured by Specific Second Supplier for Inspire or by Partner or Formulated Drug Product containing such Denufosol, (ii) losses arising out of or in connection with the recall in whole or in part or research for the need to recall such Denufosol or Formulated Drug Product in the event that such recall is required by law or is considered necessary or prudent by Inspire or Partner in its sole discretion because of any actual or potential defects in such Denufosol or Formulated Drug Product, (iii) damages, expenses and costs (including, but not limited to, reasonable attorneys’ fees) allegedly arising from or in connection with the manufacture, sales or use of such Denufosol or Formulated Drug Product, any defect in such Denufosol or Formulated Drug Product, breach of any obligations or warranties set forth in this Agreement by Inspire or any tortious act or omission of Inspire, Specific Second Supplier, Partner or their employees, agents or representatives.

7.2. In the event of any patent infringement or misappropriation claim or suit against Inspire, Specific Second Supplier, Partner or Yamasa with respect to such Denufosol or Formulated Drug Product or in the course of use of Technical Information, Inspire or Yamasa shall immediately notify other party in writing and Inspire shall, at its cost and expense, take any necessary measure and action to defend against the said claim or suit.

7.3. Yamasa shall indemnify and hold harmless Inspire and their directors, officers, agents and employees (hereinafter collectively referred to as “Inspire Indemnitees”) from and against any and all claims, disputes, suits, liabilities, losses, damages, costs and expenses (including, but not limited to, reasonable attorneys’ fees) of any kind whatsoever incurred by Inspire Indemnitees arising out of or in connection with breach of any obligations or warranties set forth in this Agreement by Yamasa or any tortious act or omission of Yamasa.

ARTICLE 8 INTELLECTUAL PROPERTY RIGHTS

8.1. Inspire acknowledges that all of the Technical Information are valuable intellectual properties of Yamasa.

8.2.	The Technical Information granted by Yamasa to use on Denufosol shall be used by Inspire, Specific Second Supplier and Partner only on Denufosol and Formulated Drug Product and only pursuant to this Agreement, and shall not be used on any other products such as diquafosol tetrasodium.

8.3. Inspire shall not register or file an invention or patent application identical to inventions, patents, patent applications, technical information, know-how, engineering and other data, records and proprietary knowledge described and listed in Appendix 1 of the Technical Information and provided by Yamasa in Section 5.2 in a written form and identified as being subject to this Section 8.3, and shall not commit any other act that would infringe, revoke, or invalidate such intellectual property rights of Yamasa including, but not limited to, applying or filing for a registration of patent(s) or a patent application(s) for any invention of Yamasa which Yamasa has already registered or filed for and which Yamasa has disclosed in writing to Inspire, provided that Inspire may exercise its rights under this Agreement and Inspire may apply, register or file regarding new developments or improvements. For clarity, this Section 8.3 shall not restrict Yamasa from applying, registering or filing regarding new developments or improvements of Yamasa. Yamasa hereby grants Inspire the first right to prosecute, maintain and defend any US, Canadian and European patents and patent applications in the Appendix 1 (hereinafter referred to as the “First Right Patent”: as more fully described in Appendix 2), including the right to amend or correct claims or specifications of the First Right Patent by Inspire’s reasonable discretion whenever such amendment or correction is necessary or not, provided that (i) the patent applicant, the patentee or the patent assignee of the First Right Patent continues to be Yamasa, (ii) official fees, attorney fees, disbursement and any other related expenditures incurred by or on behalf of Inspire (hereinafter to as the “Fees”) for prosecution, maintenance and defense (hereinafter referred to as the “Action”) of the First Right Patent shall be paid by Inspire, (iii) attorneys or patent attorneys to represent Yamasa for the Action of the First Right Patent should be designated by Yamasa by its sole discretion, (iv) Inspire will immediately inform Yamasa in writing of such Action in detail, including providing periodic updates to Yamasa and considering in good faith any comments of Yamasa on such Action, and (v) Inspire shall not abandon the First Right Patent, without written advance notice to Yamasa, and shall not substantially narrow the claim scope of the First Right Patent, without written advance consent to do so. Such first right of Inspire expires upon any delay or default of payment of Fees for Action payable to Yamasa, any government body or attorneys. In addition, if Yamasa or Inspire becomes aware of infringement of any First Right Patent, such party shall promptly provide to the other party a summary of the relevant facts and circumstances known to such party relating to such infringement (hereinafter referred to as the “Infringement Notice”). If, prior to the expiration of thirty (30) days from said Infringement Notice, Yamasa has not obtained a discontinuance of such infringement or brought an action or proceeding to restrain such infringement, then Inspire shall have the right to institute, prosecute and control any action or proceeding to restrain such infringement. Yamasa agrees to be joined as a party plaintiff if necessary to prosecute any such action or proceeding by laws and shall provide all reasonable cooperation, including any necessary use of its name, required to prosecute any such litigation provided that (i)

official fees, attorney fees, disbursement and any other related expenditures incurred by or on behalf of Yamasa for such litigation shall be borne by Inspire, (ii) Inspire will immediately inform Yamasa in writing of such litigation in detail, including providing periodic updates to Yamasa and considering in good faith any comments of Yamasa on such litigation, (iii) Inspire shall not abandon, drop or settle such litigation without written advance notice to Yamasa and (iv) any damages or other monetary awards recovered pursuant to such litigation shall be allocated to Inspire.

8.4. Except to the extent of the right and license granted in Section 2.1, nothing contained in this Agreement shall be construed to be a transfer of any patent, trademark, copyright, trade secret or any other intellectual property right arising out of or in relation to or in connection with the Technical Information, and as between the parties, all such rights are expressly reserved to Yamasa as the true and lawful owner thereof.

8.5. Yamasa represents and warrants to Inspire that (i) Yamasa, as of the Effective Date, has the full right and authority to grant the rights and licenses granted to Inspire, has the right to enforce any patents in the Technical Information against infringers, and no third party has any right, title or interest in the Technical Information, (ii) there, as of the Effective Date, are no pending, threatened or outstanding claims, judgments or settlements against Yamasa with respect to any of the Technical Information, (iii) the patents and patent applications in the Technical Information, as of the Effective Date, have been duly filed and prosecuted, (iv) the patents and patent applications listed in Appendix-1 include all of the patents and patent applications owned or controlled by Yamasa or its Affiliates that would, in the absence of a license thereunder, be infringed by the manufacture, use, sale, offer for sale or importation of Denufosol produced by the Current Denufosol Manufacturing Process, (v) as at the Effective Date, Yamasa has no substantial, specific and concrete knowledge that the use of the Technical Information will infringe upon any third party’s intellectual property rights and (vi) Yamasa has not received any notice of infringement or any written communication relating in any way to the possible infringement of any third party’s intellectual property by the activities of Yamasa regarding Denufosol prior to the Effective Date.

ARTICLE 9 CONFIDENTIALITY

9.1. Inspire shall keep confidential any information relating to Technical Information, and/or business of Yamasa and disclosed to Inspire by Yamasa, or known to Inspire under this Agreement, including, but not limited to, Technical Information, any information provided through technical advise by Yamasa and contents of this Agreement, and shall not (A) use such information or (B) disclose or divulge such information to any third party except (exception to the above A and B) in connection with the exercise of Inspire’s rights under this Agreement or as required by applicable law or disclosure requirement of any regulatory authority or securities exchange. Inspire shall cause the directors, officers and employees of Inspire, Partner, and/or Specific Second Supplier to strictly follow the said obligations.

9.2. Yamasa shall keep confidential any information disclosed to it by Inspire or known to it under this Agreement, and shall not (A) use such information or (B) disclose or divulge such information to any third party except (exception to the above A and B) as required by applicable law or disclosure requirement of any regulatory authority or securities exchange. Yamasa shall cause its directors, officers and employees to strictly follow the said obligations.

9.3. The provisions in Sections 9.1 and 9.2 of this Article do not apply to any of the following:

1.	Information which the receiving party can prove has been known to the receiving party prior to it being disclosed by the disclosing party;

2.	Information which is already known to the public when it is disclosed by the disclosing party;

3.	Information which becomes known to the public after it is disclosed by the disclosing party without any fault of the receiving party;

4.	Information disclosed by a third party as a matter of its right and without any confidentiality obligation imposed by such third party; or

5.	Information which the receiving party can prove was independently developed by or for the receiving party without reference to the disclosing party’s confidential information.

ARTICLE 10 SUPPLY AGREEMENT

10.1. Shortly after the Effective Date, Inspire and Yamasa shall discuss in good faith the terms and conditions of the procurement of Denufosol by Inspire from Yamasa in order to enter into a commercial supply agreement containing customary terms and conditions (“Commercial Supply Agreement”) within twelve (12) months following the delivery of Inspire’s draft Commercial Supply Agreement to Yamasa. The terms and conditions shall include a term under which 50% of Denufosol for Formulated Drug Product to be sold by Inspire shall be purchased from Yamasa (dependent on Yamasa’s ability to supply Denufosol).

ARTICLE 11 GENERAL PROVISIONS

11.1. (No Assignment)

Inspire shall not assign or transfer any rights or obligations hereunder without the prior written consent of Yamasa, except in connection with a merger or other business combination transaction, or a sale or transfer by Inspire of all or substantially all of the assets of Inspire with respect to Denufosol.

11.2.	(Term and Expiration)

This Agreement shall remain in force for a period starting from the Effective Date and ending (“expiration”) on the date of expiration of all patents in the items 1 or 2 of the Appendix 1 unless earlier terminated according to Section 11.3.

11.3.	(Termination)

11.3.1 If Inspire materially breaches this Agreement, Yamasa may, without prejudice to any other rights or remedies, send a written notice of breach to Inspire requiring it to remedy its breach within sixty (60) days and, if Inspire does not remedy the breach within such period, Yamasa may terminate this Agreement. In the alternative, Yamasa may elect to have all then-outstanding Milestone payments obligations of Section 4.1 become due and payable by Inspire within fifteen (15) business days of providing Inspire with written notice of such election, regardless of the conditions in i), ii) and iii) of Section 4.1 being met or not. In the event that Yamasa so elects to have all then-outstanding Milestone payments become due and payable by Inspire, Inspire shall pay all such remaining Milestones of Section 4.1 to Yamasa. If Inspire fails to pay all Milestones of Section 4.1 that has become subject to such an election by Yamasa within such fifteen (15) business days, Yamasa may terminate this Agreement.

11.3.2 Yamasa may, without prejudice to any other rights or remedies, immediately terminate this Agreement by giving Inspire a prior written notice in the event that Inspire files a petition for bankruptcy or a petition in bankruptcy is filed against it and not dismissed within sixty (60) days, or Inspire makes a general assignment for the benefit of creditors, or enters into liquidation or receivership.

11.3.3 If Inspire discontinues its program for commercialization of Formulated Drug Product, Inspire may terminate this Agreement.

11.3.4 If Yamasa materially breaches this Agreement, Inspire may, without prejudice to any other rights or remedies, send a written notice of breach to Yamasa requiring it to remedy its breach within sixty (60) days and, if Yamasa does not remedy the breach within such period, Inspire may terminate this Agreement. In the alternative, Inspire may elect not to terminate the Agreement but be relieved of the restrictions in Section 2.2 and Article 3 and of any obligation to pay any Milestone that has not become due prior to the expiration of such period. In the event that Inspire elects to be relieved of the restrictions in Section 2.2 and Article 3 and of any obligation to pay any Milestone, Inspire abandons to seek any damages incurred by the breach from Yamasa, and any additional suppliers of Denufosol shall sell all of the manufactured Denufosol to Inspire or a Partner and assume the same responsibility Inspire assumed by this Agreement.

11.4.	(Obligation on Expiration/Termination)

11.4.1 In the event that this Agreement terminates for any reason, Inspire shall promptly return to Yamasa all data and information, including the Technical Information, given or disclosed by Yamasa along with any copies thereof, shall immediately cease to use the Technical Information and shall render the Specific Second Supplier and/or the Partner to cease to use the Technical Information to manufacture Denufosol; provided that the obligations set forth in this Section 11.4.1 shall not apply if at the time of expiration Inspire has no remaining outstanding Milestone payment obligations under Section 4.1.

11.4.2 In the event that this Agreement expires pursuant to Section 11.2, Inspire may not return to Yamasa all data and information, including the Technical Information, given or disclosed by Yamasa along with any copies thereof, and may use Technical Information without any restrictions or limitation, and the right and license granted under Section 2.1 shall continue on a fully paid-up and irrevocable basis pursuant to Section 4.1, and Inspire will be relieved of the restrictions in Section 2.2 and Article 3.

11.5.	(Survival of Provision)

Each of the provisions of Articles 1, 6, 7, 8, 9 and 11, together with all accrued rights and obligations under this Agreement, shall survive any termination or expiration of this Agreement. Section 2.1 shall survive expiration of this Agreement on a fully paid-up and irrevocable basis if at the time of expiration Inspire has no remaining outstanding Milestone payment obligations under Section 4.1. It is agreed that Milestones paid by Inspire to Yamasa are not refundable in the event of any termination or expiration of this Agreement.

11.6.	(Relation to Commercial Supply Agreement)

If, despite their good faith efforts, the parties hereto do not execute a Commercial Supply Agreement within twelve (12) months following the delivery of Inspire’s draft Commercial Supply Agreement to Yamasa, then Inspire will be entitled to, not withstanding the limitations described in Section 2.2 and Article 3, designate one additional supplier as an additional Specific Second Supplier to manufacture Denufosol for and on behalf of Inspire or a Partner, provided that (i) the additional Specific Second Supplier sells all of the manufactured Denufosol to Inspire or a Partner, (ii) the additional Specific Second Supplier assumes the same responsibility Inspire assumed by this Agreement, and (iii) Inspire notifies Yamasa of the designation with prior written notice. If a new supplier is designated as Specific Second Supplier after two suppliers are already designated as Specific Second Supplier, then one of the old suppliers, as determined by Inspire in its discretion, ceases to be a Specific Second Supplier at the time of the designation of the new supplier, and Inspire shall inform Yamasa of the substitution of Specific Second Supplier with prior written notice and Inspire no longer has a right to have the old supplier manufacture Denufosol.

11.7.	(Force Majeure)

Neither of the parties hereto shall be liable for any default in performance of this Agreement due to the occurrence of any event beyond the reasonable control of the affected party, including, but not limited to, enactment or change of government laws, regulations or orders, an act of God, fire, storm, earthquake, war, and riot (such events are hereinafter referred to as “Force Majeure”). On the occurrence of any event of Force Majeure, the affected party shall give notice and full particulars of such event of Force Majeure to the other party as soon as practicable and shall exert best efforts to remedy the situation. In the meantime, the parties hereto shall consult with each other to find the best solutions therefor. If the performance of this Agreement by Inspire is suspended for sixty (60) days because of any event of Force Majeure, Yamasa may terminate this Agreement upon notice to Inspire.

11.8.	(Notice)

Any notice to be given hereunder shall be hand-delivered, transmitted by facsimile or sent by airmail, postage prepaid, to the parties at the addresses shown below. Such notice shall be deemed to have been properly given when so hand-delivered, or if transmitted by facsimile, the date of transmission, or if sent by airmail, five (5) business days after the date of mailing. All notice by facsimile shall be followed and confirmed by express registered mail, postage prepaid.

If to Yamasa: YAMASA CORPORATION
10-1, Araoicho 2-chome, Choshi, Chiba-ken, 288-0056, Japan
Attention: Managing Director Biochemicals Division
Facsimile: +81-479-22-9865

If to Inspire: INSPIRE PHARMACEUTICALS, INC.
4222 Emperor Boulevard, Suite 200, Durham, NC 27703-8030, USA
Attention: General Counsel
Facsimile: +1-919-941-9797

If a party hereto changes any of the above-mentioned, such party shall notify thereof in writing to the other party.

11.9.	(Entire Agreement)

This Agreement constitutes the entire and only agreement between the parties hereto with respect to the subject matter hereof and supersedes all prior or contemporaneous negotiations or communications whether or not they are written or oral. This Agreement may be modified or amended only in writing signed by the duly authorized representatives of the parties hereto.

11.10.	(Severability)

If and solely to the extent that any provision of this Agreement shall be invalid or unenforceable, or shall render this entire Agreement to be unenforceable or invalid, such offending provision shall be of no effect and shall not affect the validity of the remainder of this Agreement or any of its provisions; provided, however, that the parties hereto shall use their respective reasonable efforts to renegotiate the offending provisions to best accomplish the original intentions of the parties hereto.

11.11.	(Waiver)

A waiver by any party of any term or condition of this Agreement in any one instance shall not be deemed or construed to be a waiver of such term or condition for any similar instance in the future or of any subsequent breach hereof. All rights, remedies, obligations and agreements contained in this Agreement shall be cumulative and none of them shall be a limitation of any other remedy, right, obligation or agreement.

11.12.	(Relationship)

The relationship hereby established between the parties is solely that of independent contractors; this Agreement shall not create an agency, partnership, joint venture, or employer/employee relationship, and nothing hereunder shall be deemed to authorize any party hereto to act for, represent, or bind the others except as expressly provided in this Agreement.

11.13. (Headings)

Heading in this Agreement are for convenience only and shall not affect the interpretation hereof.

11.14. (Governing Law and Dispute Resolution)

11.14.1 This Agreement shall be governed by and interpreted in accordance with the laws of the State of New York, USA, without giving effect to any choice of law provisions thereof.

11.14.2 Any disputes, controversy or claim arising under, out of or relating to this Agreement and any subsequent amendments of this Agreement, including without limitation its formation, validity, binding effect, interpretation, performance, breach or termination as well as non-contractual claims shall be referred to and determined by judicial procedure (i) in Tokyo, Japan, when the dispute resolution is initiated by Inspire, or (ii) in Durham, North Carolina, USA, when the dispute resolution is initiated by Yamasa.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be signed by their respective duly authorized representatives in duplicate as of the date first above written.

YAMASA CORPORATION		INSPIRE PHARMACEUTICALS, INC.

By	/s/ Michio Hamaguchi	By	/s/ Joseph M. Spagnardi
	Michio Hamaguchi		Joseph M. Spagnardi
	President		Senior Vice President, General Counsel and Secretary

Appendix 1

1.	US Patent 6617444 and corresponding foreign patents (INS37217 relating to crystalline form and method of manufacture thereof) including as set forth on Appendix 2

2.	WO2008/012949 A1 and corresponding foreign patents (Method for manufacture of INS37217) including as set forth on Appendix 2

3.	CMC section of INS37217 IND (Manufacturing method, Analytical method, Raw material)

4.	Master Batch Record of INS37217 (Control Code: 1HR31-950, and any updates which exist as of the Effective Date)

5.	Development Report No. 1 “Preliminary Study of the Improved dCP4U Manufacturing Method” dated in May 26, 2000

6.	Development Report No. 2 “Technical Improvement for Manufacturing Method of dCP4U” dated in August 26, 2002

7.	Development Report No. 3 “Optimization of Synthetic Process for Improved dCP4U Manufacturing Method” dated in July 26, 2004

8.	Development Report No. 4 “Optimization of Column Purification Process for Improved dCP4U Manufacturing Method, and Improvement of in-Process Analysis Method (HPLC)” dated in May 24, 2005

9.

Development Report No. 5, to be delivered in one or more sections, and which will contain comprehensive process information and characterization, gathered during development/optimization of the Current Denufosol Manufacturing Process (under development for NDA filing)

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Appendix 2

(List of First Right Patent)

1.	US Patent 6617444 and corresponding foreign patents

(1)	US Patent No. 6,617,444
(2)	Canadian Patent No. 2,376,860
(3)	European Patent No. 1,191,032 (GB, FR, DE, CH, ES, IE, IT)
(4)	European Patent No. 1,362,862 (GB, FR, DE, CH, ES, IE, IT)

2.	WO2008/012949 A1 and corresponding foreign patents

(1)	US Patent Application No. 12 / 375152

(Oblon, Spivak, McClelland, Maier & Neustadt, P.C.)

(2)	Canadian Patent Application No. 2659595

(Gowling Lafleur Henderson LLP)

(3)	European Patent Application No. 07790287.2

(Wächtershäuser & Hartz)

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